July 17, 2000




VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.   20549

Re: Representation of Counsel for SAFECO Life Insurance Company ("SAFECO Life") and its SAFECO Separate Account C ("Separate
Account") Initial 33 Act Registration, Form N-4

File Nos. _________and 811-8052



Commissioners:

SAFECO and its Separate Account believe that the filing of this initial registration is consistent with the purposes and requirements for filing under Rule 485(a) under the Securities Act of 1933 ("1933 Act"). This representation is based on the fact that this initial registration is consistent with the purposes and requirements described in the adopting release for the changes to Rule 485 (IC-Rel. 20486).

Based on the above, the filing of this registration is made pursuant to Rule 485(a) of the 1933 Act to become automatically effective as soon as is practicable. The undersigned has prepared and reviewed this initial registration, and it is his opinion that this registration does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (a) of Rule 485.

Sincerely,

/s/ William E. Crawford

William E. Crawford
Counsel